Exhibit 21.1

As of December 31, 2010, all of the following subsidiaries are 100% owned by Xerium Technologies, Inc. except for Stowe Woodward (Xi’an) Roll Covering Co. Ltd. which is 90% owned and Stowe Woodward AG which is 99.55% owned.

List of Subsidiaries of Xerium Technologies, Inc. (as of December 31, 2010)	State or Jurisdiction of Incorporation or Organization
Beloit Asia Pacific (M) Inc.	Mauritius
Stowe Woodward (Xi’an) Roll Covering Co. Ltd.	China
Huyck Argentina Sociedad Anónima	Argentina
Huyck Licensco Inc	Delaware
Huyck.Wangner Australia Pty. Limited	Australia
Huyck.Wangner Austria GmbH	Austria
Huyck.Wangner Italia SpA	Italy
Huyck.Wangner Japan Limited	Japan
Huyck.Wangner Germany GmbH	Germany
Huyck.Wangner Scandinavia AB	Sweden
Huyck.Wangner Spain SA	Spain
Huyck.Wangner (Shanghai) Trading Co. Ltd.	China
Huyck.Wangner UK Limited	United Kingdom
Huyck.Wangner Vietnam Co. Ltd.	Vietnam
Stowe Woodward(Changzou) Roll Technologies Co. Ltd.	China
Robec Brazil LLC	Delaware
Robec Walzen GmbH	Germany
Stowe Woodward Finland Oy	Finland
Stowe Woodward México, SA De C.V.	Mexico
Stowe Woodward Sweden AB	Sweden
Stowe-Woodward (UK) Limited	United Kingdom
Stowe Woodward France SAS	France
Stowe Woodward AG	Germany
Stowe Woodward LLC	Delaware
Stowe Woodward Licensco LLC	Delaware

Wangner Itelpa I LLC	Delaware
Wangner Itelpa II LLC	Delaware
Wangner Itelpa Participações Ltda.	Brazil
Wangner Limited	Ireland
Weavexx, LLC	Delaware
Xerium Asia Holding Ltd	Hong Kong
Xerium Asia, LLC	Delaware
Xerium Canada Inc.	Canada
Xerium (France) SAS	France
Xerium Germany Holding GmbH	Germany
Xerium Italia SpA	Italy
Xerium do Brasil Ltda	Brazil
Xerium Technologies Limited	United Kingdom
Xerium Technologies Brasil Indústria e Comércio S.A.	Brazil
Xerium III (US) Limited	Delaware
Xerium IV (US) Limited	Delaware
Xerium V (US) Limited	Delaware
XTI LLC	Delaware